Exhibit 3.1

BYLAWS

of

WEC ENERGY GROUP, INC.

As Amended to October 20, 2016, Inclusive

	TABLE OF CONTENTS

ARTICLE I. STOCKHOLDERS		1
1.01	Annual Meeting	1
1.02	Special Meetings	1
1.03	Place of Meetings; Postponements and Adjournments	1
1.04	Notices to Stockholders	1
	(a) Required Notice	1
	(b) Fundamental Transactions	2
1.05	Fixing of Record Date	2
1.06	Quorum and Voting Requirements	3
1.07	Conduct of Meetings	3
1.08	Proxies; Voting and Inspectors of Election	3
1.09	Stockholder Unanimous Consent Without a Meeting	4
1.10	Stockholder Waiver of Notice	4
1.11	Notice of Stockholder Nomination(s) and/or Proposal(s)	5
1.12	Proxy Access for Director Nominations	6

ARTICLE II. BOARD OF DIRECTORS		16
2.01	Number	16
2.02	Term of Office	16
2.03	Election and Tenure	16
2.04	Removal	17
2.05	Vacancies	17
2.06	Regular Meetings	17
2.07	Special Meetings	17
2.08	Meetings by Telephone or Other Communication Technology	18
2.09	Notice of Meetings	18
2.10	Quorum	18
2.11	Manner of Acting	19
2.12	Committees	19
2.13	Compensation	19
2.14	Presumption of Assent	20
2.15	Director Unanimous Consent Without a Meeting	20

ARTICLE III. OFFICERS		20
3.01	Appointment	20
3.02	Resignation and Removal	20
3.03	Vacancies	21
3.04	Powers and Duties	21
3.05	Chairman of the Board	24
3.06	Execution of Instruments	25

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ARTICLE IV. CERTIFICATES FOR SHARES AND THEIR TRANSFER		25
4.01	Stock Certificates and Facsimile Signatures	25
4.02	Transfer of Stock	25
4.03	Lost, Destroyed or Stolen Certificates	26
4.04	Shares Without Certificates	26

ARTICLE V. INDEMNIFICATION		26
5.01	Mandatory Indemnification	26
5.02	Certain Definitions	26
5.03	Legal Enforceability	26
5.04	Limitation on Modification or Termination	27
5.05	Non-Exclusive Bylaw	27

ARTICLE VI. OTHER INDEMNIFICATION PROVISIONS		27
6.01	Indemnification for Successful Defense	27
6.02	Other Indemnification	27
6.03	Written Request	28
6.04	Nonduplication	28
6.05	Determination of Right to Indemnification	28
6.06	Advance of Expenses	29
6.07	Limitations on Indemnification	29
6.08	Court‑Ordered Indemnification	30
6.09	Indemnification and Allowance of Expenses of Employees and Agents	30
6.10	Insurance	30
6.11	Securities Law Claims	30
6.12	Liberal Construction	31

ARTICLE VII. CONTRACTS, CHECKS, NOTES, BONDS, ETC.		31
7.01	Contracts	31
7.02	Checks, Drafts, Etc.	31

ARTICLE VIII. FISCAL YEAR		31

ARTICLE IX. CORPORATE SEAL		32

ARTICLE X. EFFECT OF HEADINGS		32

ARTICLE XI. AMENDMENTS		32
11.01	By Stockholders	32
11.02	By Directors	32
11.03	Implied Amendment	33
11.04	Vote Required for Certain Amendments	33

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ARTICLE I.
STOCKHOLDERS

1.01. Annual Meeting. The annual meeting of the stockholders of the corporation shall be held each year on the first business day of June, or on such earlier or later date and at the time designated by or under the authority of the Board of Directors, the Chairman of the Board, the President or the Corporate Secretary, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

1.02. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the Wisconsin Business Corporation Law, may be called by the Chairman of the Board, the President or a majority of the Board of Directors. If and as required by the Wisconsin Business Corporation Law, a special meeting shall be called upon written demand describing one or more purposes for which it is to be held by holders of shares with at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting. The time and purpose or purposes of any special meeting shall be described in the notice required by Section 1.04 of these Bylaws and only business within the purpose(s) described in such notice shall be conducted at such meeting.

1.03. Place of Meetings; Postponements and Adjournments. The Board of Directors, the Chairman of the Board, the President or the Corporate Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any annual meeting or any special meeting, including any adjourned meeting. The Board of Directors, the Chairman of the Board, the President or the Corporate Secretary may postpone any previously scheduled annual meeting or special meeting by giving public notice of the postponed meeting date at any time prior to the scheduled meeting date. If no designation is made, the place of meeting shall be the principal office of the corporation. Any meeting may be adjourned from time to time, whether or not a quorum is present, by the chairperson of the meeting or by vote of a majority of the votes entitled to be cast by the shares represented thereat.

1.04. Notices to Stockholders.

(a) Required Notice. Notice may be communicated by mail, private carrier, or any other means permissible under Wisconsin law. Written notice stating the scheduled place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be communicated or sent not less than ten (10) days, unless a longer period is required by the Wisconsin Business Corporation Law or the Articles of Incorporation, nor more than ninety (90) days, unless a longer period is permitted or a shorter period is required by the Wisconsin Business Corporation Law, before the date of the meeting, by or at the direction of the Chairman of the Board, the President or the Corporate Secretary, to each stockholder of record entitled to vote at such meeting or, for the fundamental transactions described in subsections (b)(1) to (4) below, for which the Wisconsin Business Corporation Law requires that notice be given to stockholders not entitled to vote, to all stockholders of record. For purposes of this Section 1.04, notice by "electronic transmission" (as defined in the Wisconsin Business Corporation Law) is written notice. Written notice is effective (1) when mailed, if mailed postpaid and addressed to the stockholder's address shown in the corporation's current record of stockholders; (2) when electronically transmitted to the stockholder in a manner authorized by the stockholder. At least twenty (20) days' notice shall be provided if the purpose, or one of the purposes, of the meeting is to consider a plan of merger or share exchange for which stockholder approval is required by law, or the sale, lease, exchange or other disposition of all or substantially all of the corporation's property, with or without good will, otherwise than in the usual and regular course of business. A stockholder may waive notice in accordance with Section 1.10 of these Bylaws.

(b) Fundamental Transactions. If a purpose of any stockholder meeting is to consider either: (1) a proposed amendment to the Articles of Incorporation (including any restated articles); (2) a plan of merger or share exchange for which stockholder approval is required by law; (3) the sale, lease, exchange or other disposition of all or substantially all of the corporation's property, with or without good will, otherwise than in the usual and regular course of business; (4) the dissolution of the corporation; or (5) the removal of a director, the notice must so state and in cases (1), (2) and (3) above must be accompanied by, respectively, a copy or summary of the: (1) proposed articles of amendment or a copy of the restated articles that identifies any amendment or other change; (2) proposed plan of merger or share exchange; or (3) proposed transaction for disposition of all or substantially all of the corporation's property. If the proposed corporate action creates dissenters' rights, the notice must state that stockholders and beneficial stockholders are or may be entitled to assert dissenters' rights, and must be accompanied by a copy of Sections 180.1301 to 180.1331 (or successor provisions) of the Wisconsin Business Corporation Law.

1.05. Fixing of Record Date. The Board of Directors, the Chairman of the Board, the President or the Corporate Secretary or any other officer authorized by the Board of Directors, may fix in advance a date as the record date for one or more voting groups for any determination of stockholders entitled to notice of a stockholders’ meeting, to demand a special meeting, to vote, or to take any other action, such date in any case to be not more than seventy (70) days and, in case of a meeting of stockholders, dividend or stock split, not less than ten (10) days prior to the meeting or action requiring such determination of stockholders, and may fix the record date for determining stockholders entitled to a share dividend or distribution. If within thirty (30) days after the corporation receives one or more written demands for a special stockholder meeting that purport to satisfy the requirements of Section 180.0702(1)(b) of the Wisconsin Business Corporation Law (or any successor provision) no record date has been fixed pursuant to the first sentence of this Section 1.05 for the determination of stockholders entitled to demand such a stockholder meeting, the record date for determining stockholders entitled to demand such meeting shall be the date that the first stockholder signed the demand. If no record date has been fixed pursuant to the first sentence of this Section 1.05 for the determination of stockholders entitled (A) to notice of or to vote at a meeting of stockholders prior to the time that notice of the meeting is mailed or otherwise delivered to stockholders, or (B) to consent to action without a meeting within thirty (30) days after the corporation receives the first written consent to stockholder action without a meeting, (a) the close of business on the day before the first notice of the meeting is mailed or otherwise delivered to stockholders or (b) the date that the first stockholder signed the first written consent to stockholder action without a meeting, respectively, shall be the record date for the determination of such stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall be applied to any postponement or adjournment thereof unless the Board of Directors fixes a new record date and except as otherwise required by law. A new record date must be set if a meeting is postponed or adjourned to a date more than 120 days after the date fixed for the original meeting.

1.06. Quorum and Voting Requirements. Except as otherwise provided in the Articles of Incorporation or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter at a meeting of stockholders. If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by the Wisconsin Business Corporation Law, the Articles of Incorporation, or any other provision of these Bylaws. If the Articles of Incorporation or the Wisconsin Business Corporation Law provide for voting by two (2) or more classes or voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately.

1.07. Conduct of Meetings. The Chairman of the Board, or in his absence or at his request, the Chief Executive Officer, and in his absence, the President, and in the President's absence, a Vice President, and in their absence, any person chosen by the stockholders present shall call the meeting of the stockholders to order and shall act as chairperson of the meeting, and the Corporate Secretary shall act as secretary of all meetings of the stockholders, but, in the absence of the Corporate Secretary, the chairperson of the meeting may appoint any other person to act as secretary of the meeting.

1.08. Proxies; Voting and Inspectors of Election. At all meetings of stockholders, a stockholder entitled to vote may vote in person or by proxy appointed as provided in the Wisconsin Business Corporation Law. The means by which a stockholder or the stockholder's authorized officer, director, employee, agent or attorney-in-fact may authorize another person to act for the stockholder by appointing the person as proxy include:

(a) Appointment of a proxy in writing by signing or causing the stockholder's signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

(b) Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the stockholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a stockholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the corporation authorized to tabulate votes. An appointment is valid for 11 months unless a different period is expressly provided in the appointment. An appointment of a proxy is revocable unless the appointment form or electronic transmission states that it is irrevocable and the appointment is coupled with an interest. The presence of a stockholder who has made an effective proxy appointment shall not of itself constitute a revocation.

Voting at meetings of stockholders need not be by written ballot unless so determined by the Board of Directors, the Chairman of the Board, the President or the Corporate Secretary. Voting at meetings of stockholders shall be conducted by one or more inspectors of election appointed by the Board of Directors, the Chairman of the Board, the President or the Corporate Secretary. However, no director or person who is a candidate for the office of director shall be appointed as such inspector. The inspectors, or persons representing the inspector if the inspector is an institution, before entering upon the discharge of their duties, shall take and subscribe an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of their ability.

1.09. Stockholder Unanimous Consent Without a Meeting. Any action required by the Articles of Incorporation, Bylaws or any provision of law to be taken at a meeting of stockholders or any other action which may be taken at such a meeting may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof and such consent shall have the same force and effect as a unanimous vote.

1.10. Stockholder Waiver of Notice. A stockholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the stockholder entitled to the notice, shall contain the same information that would have been required in the notice under the Wisconsin Business Corporation Law except that the time and place of meeting need not be stated, and shall be delivered to the corporation for inclusion in the corporate records. A stockholder's attendance at a meeting, in person or by proxy, waives objection to both of the following:

(a)    Lack of notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting.

(b)    Consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

1.11. Notice of Stockholder Nomination(s) and/or Proposal(s). Except with respect to nomination(s) or proposal(s) adopted or recommended by the Board of Directors for inclusion in the corporation's proxy statement for its annual meeting or as otherwise provided in Section 1.12, a stockholder entitled to vote at a meeting may nominate a person or persons for election as director(s) or propose action(s) to be taken at a meeting only if written notice of any stockholder nomination(s) and/or proposal(s) to be considered for a vote at an annual meeting of stockholders is delivered personally or mailed by Certified Mail‑Return Receipt Requested at least seventy (70) days and not more than one hundred (100) days before the scheduled date of such meeting to the Corporate Secretary of the corporation at the principal business office of the corporation. With respect to stockholder nomination(s) for the election of directors each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination(s), of any beneficial owner of shares on whose behalf such nomination is being made and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting (including the number of shares the stockholder owns as of the record date (or as of the most recent practicable date if no record date has been set) and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements and understandings between the stockholder or any beneficial holder on whose behalf it holds such shares, and their respective affiliates, and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the corporation if so elected. With respect to stockholder proposal(s) for action(s) to be taken at an annual meeting of stockholders, the notice shall clearly set forth: (a) the name and address of the stockholder who intends to make the proposal(s); (b) a representation that the stockholder is a holder of record of the stock of the corporation entitled to vote at the meeting (including the number of shares the stockholder owns as of the record date (or as of the most recent practicable date if no record date has been set) and the length of time the shares have been held) and intends to appear in person or by proxy to make the proposal(s) specified in the notice; (c) the proposal(s) and a brief supporting statement of such proposal(s); and (d) such other information regarding the proposal(s) as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable).

Except with respect to nomination(s) or proposal(s) adopted or recommended by the Board of Directors for inclusion in the notice to stockholders for a special meeting of stockholders, a stockholder entitled to vote at a special meeting may nominate a person or persons for election as director(s) and/or propose action(s) to be taken at a meeting only if written notice of any stockholder nomination(s) and/or proposal(s) to be considered for a vote at a special meeting is delivered personally or mailed by Certified Mail‑Return Receipt Requested to the Corporate Secretary of the corporation at the principal business office of the corporation so that it is received in a reasonable period of time before such special meeting and only if such nomination or proposal is within the purposes described in the notice to stockholders of the special meeting. All other notice requirements regarding stockholder nomination(s) and/or proposal(s) applicable to annual meetings also apply to nomination(s) and/or proposal(s) for special meetings.

The chairperson of the meeting may refuse to acknowledge the nomination(s) and/or proposal(s) of any person made without compliance with the foregoing procedures. This section shall not affect the corporation's rights or responsibilities with respect to its proxies or proxy statement for any meeting.

1.12. Proxy Access for Director Nominations. Subject to the terms and conditions of these Bylaws, in connection with an annual meeting of stockholders at which directors are to be elected, the corporation will include in its proxy statement and on its form of proxy the name of a nominee for election to the Board submitted pursuant to this Section 1.12 (a “Stockholder Nominee”) and will include in its proxy statement the “Required Information” (as defined in Section 1.12(c)), if: (a) the Stockholder Nominee satisfies the eligibility requirements in this Section 1.12; (b) the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 1.12 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined in Section 1.12(a)); (c) the Eligible Stockholder expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the corporation’s proxy materials; and (d) the additional requirements of these Bylaws are met.

(a) To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 1.12(a) must: (a) Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of the issued and outstanding shares of common stock of the corporation (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of common stock) that represents at least three percent of the issued and outstanding shares of common stock of the corporation that are entitled to vote generally in the election of directors as of the date of the Stockholder Notice (the “Required Shares”); and (b) thereafter continue to Own the Required Shares through such annual meeting of stockholders.

For purposes of satisfying the ownership requirements of this Section 1.12(a), a group of no more than twenty stockholders and/or beneficial owners may aggregate the number of shares of common stock of the corporation that are entitled to vote generally in the election of directors that each group member has Owned continuously for at least three years as of the date of the Stockholder Notice. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 1.12. Each of the following shall be treated as one stockholder or beneficial owner: (a) a group of any two or more funds that are under common management and investment control; (b) a group of any two or more funds that are under common management and funded primarily by a single employer; or (c) a group of investment companies, as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. Whenever an Eligible

Stockholder consists of a group of stockholders and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 1.12 must be satisfied by and as to each such stockholder or beneficial owner, except that shares may be aggregated as specified in this Section 1.12(a) and except as otherwise provided in this Section 1.12. For purposes of this Section 1.12, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	For purposes of this Section 1.12:

(i) A stockholder or beneficial owner shall be deemed to “Own” only those issued and outstanding shares of common stock that are entitled to vote generally in the election of directors and as to which such person possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or (3) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the issued and outstanding shares of common stock of the corporation that are entitled to vote generally in the election of directors, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings.

(ii) A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. The person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder.

(iii) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five business days’ notice.

(c)        For purposes of this Section 1.12, the “Required Information” that the corporation will include in its proxy statement is:

(i) the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 1.12, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1.12 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(d)        The Stockholder Notice shall set forth the following information, representations and agreements:

(i) as to each Stockholder Nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; provided, however, that, in addition to the information required in the Stockholder Notice pursuant to this Section 1.12, the corporation may require each such person to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such person to serve as a director of the corporation, including information relevant to a determination whether such person can be considered an independent director,

(ii) a representation addressed to the corporation that the stockholder delivering the Stockholder Notice (or a Qualified Representative as defined in Section 1.12(m) of such stockholder) intends to appear in person or by proxy at the meeting to present its Stockholder Nominee or Stockholder Nominees,

(iii) as to each Eligible Stockholder giving the Stockholder Notice (and in the case of a group, as to each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) and if any such Eligible Stockholder, stockholder or beneficial owner is an entity, as to each director, executive officer, managing member or control person of such entity (any such individual or control person, a “Control Person”):

(a) the name and address of such Eligible Stockholder and any Control Person (in the case of any record holder(s), as they appear on the corporation’s books);

(b) the class or series and number of shares of stock of the corporation which are owned of record or beneficially owned by the Eligible Stockholder and/or by any Control Person as of the date of the Stockholder Notice, and for purposes of this clause, an Eligible Stockholder or Control Person shall be deemed to beneficially own shares of stock of the corporation if the Eligible Stockholder or Control Person owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing) (x) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (y) the right to vote such shares, or instruct how the shares are voted, alone or in concert with others and/or (z) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares;

(c) a description of any agreement, arrangement or understanding with respect to the nomination between or among the Eligible Stockholder or any Control Person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable); and

(d) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Stockholder Notice by, or on behalf of, the Eligible Stockholder or Control Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the corporation’s stock, or maintain, increase or decrease the voting power of the Eligible Stockholder or Control Person with respect to securities of the corporation,

(iv) a copy of the Schedule 14N that has been or concurrently is filed with the Securities and Exchange Commission under the Exchange Act,

(v) a statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the Securities and Exchange Commission: (i) setting forth and certifying to the number of shares of common stock of the corporation that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned (as defined in Section 1.12(b)(i)) continuously for at least three years as of the date of the Stockholder Notice; and (ii) agreeing to continue to Own such shares through the annual meeting,

(vi) the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the corporation, setting forth the following additional agreements, representations and warranties:

(a) it will provide (1) no later than two weeks after the record date for the annual meeting both the information required under Section 1.12(d)(ii-iii) above and notification in writing verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of the record date for the annual meeting, and (2) immediate notice to the corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting of stockholders;

(b) it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 1.12, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board and (4) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation; and

(c) it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the

Eligible Stockholder provided to the corporation, (2) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 1.12, (3) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (4) file all materials described below in Section 1.12(f)(iii) with the Securities and Exchange Commission, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A and (5) at the request of the corporation, promptly, but in any event within five business days after such request, provide to the corporation prior to the day of the annual meeting such additional information as reasonably requested by the corporation, and

(vii) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(e)        To be timely under this Section 1.12, the written Stockholder Notice must be delivered by a stockholder to the Corporate Secretary of the corporation at the principal executive offices of the corporation not later than the Close of Business (as defined in Section 1.12(m) below) on the 120th day nor earlier than the Close of Business on the 150th day prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the Close of Business on the 150th day prior to such annual meeting and not later than the Close of Business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which Public Announcement (as defined in Section 1.12(m) below) of the date of such meeting is first made by the corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a Public Announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(f)    An Eligible Stockholder must:

(i) within two weeks after the date of the Stockholder Notice, provide to the corporation one or more written statements from the record holder(s) of the

Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 1.12;

(ii) include in the Schedule 14N filed with the Securities and Exchange Commission a statement by the Eligible Stockholder (and in the case of a group, by each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) certifying (a) the number of shares of common stock of the corporation that are entitled to vote generally in the election of directors that it Owns and has Owned continuously for at least three years as of the date of the Stockholder Notice and (b) that it Owns and has Owned such shares within the meaning of Section 1.12(b);

(iii) file with the Securities and Exchange Commission any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the corporation’s annual meeting of stockholders, one or more of the corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A, and

(iv) in the case of any group, provide to the corporation documentation reasonably satisfactory to the corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 1.12(a).

The information provided pursuant to this Section 1.12(f) shall be deemed part of the Stockholder Notice for purposes of this Section 1.12(f).

(g)        Within the time period for delivery of the Stockholder Notice, a written representation and agreement of each Stockholder Nominee shall be delivered to the Corporate Secretary of the corporation at the principal executive offices of the corporation, which shall be signed by each Stockholder Nominee and shall represent and agree that such Stockholder Nominee:

(i) consents to being named in the corporation’s proxy statement and form of proxy as a nominee and to serving as a director if elected;

(ii) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the corporation;

(iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation; and

(iv) if elected as a director, will comply with all of the corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines and any other corporation policies and guidelines applicable to directors.

At the request of the corporation, the Stockholder Nominee must promptly, but in any event within two weeks after such request, submit all completed and signed questionnaires required of the corporation’s directors and provide to the corporation such other information as it may reasonably request. The corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 1.12.

(h)        In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Corporate Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 1.12.

(i)        Notwithstanding anything to the contrary contained in this Section 1.12, the corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the corporation, if:

(i) the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 1.12), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 1.12) was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, its obligations under this Section 1.12;

(ii) the Stockholder Nominee (a) is not independent under any applicable listing standards, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the corporation’s directors, (b) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (c) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or (d) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(iii) the corporation has received a notice (whether or not subsequently withdrawn) that a stockholder of record intends to nominate any candidate for election to the Board (other than pursuant to this Section 1.12) so that the number of nominees would exceed the number of directors to be elected at the applicable annual meeting; provided that, for the avoidance of doubt, unless otherwise required by law or otherwise determined by the Chairman of the meeting or the Board, if the corporation receives such notice after the proxy materials for the applicable annual meeting have been distributed to the stockholders of the corporation, any nomination or nominations pursuant to this Section 1.12 shall be disregarded, notwithstanding that proxies in respect of the election of any Stockholder Nominee or Stockholder Nominees may have been received by the corporation, but only to the extent the maximum number of Stockholder Nominees after such reduction with respect to this clause equals or exceeds one; or

(iv) the election of the Stockholder Nominee to the Board would cause the corporation to violate the Articles of Incorporation of the corporation, these Bylaws, any applicable law, rule, regulation or listing standard.

(j)        The maximum number of Stockholder Nominees submitted by all Eligible Stockholders that may be included in the corporation’s proxy materials pursuant to this Section 1.12 shall not exceed the greater of (a) two or (b) twenty percent of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 1.12 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (such resulting number, the “Permitted Number”); provided that the Permitted Number shall be reduced by:

(a) any Stockholder Nominee whose name was submitted for inclusion in the corporation’s proxy materials pursuant to this Section 1.12 but whom the Board of Directors decides to nominate as a Board nominee; and (b) any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at such annual meeting by the Board as a Board nominee.

In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 1.12 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy materials and include such specified rank in its Stockholder Notice submitted to the corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.12 exceeds the Permitted Number, the corporation shall determine which Stockholder Nominees shall be included in the corporation’s proxy materials in accordance with the following provisions: the highest ranking Stockholder Nominee of each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the corporation. If the Permitted Number is not reached after each Eligible Stockholder has had one Stockholder Nominee selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 1.12 thereafter is nominated by the Board, thereafter is not included in the corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 1.12), no other nominee or nominees shall be included in the corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee(s).

(k)        Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) will be ineligible to be a Stockholder Nominee pursuant to this Section 1.12 for the next two annual meetings.

(l)        The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 1.12 and to make any and all determinations necessary or advisable to apply this Section 1.12 to any persons, facts or circumstances, including the power to determine (a) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (b) whether a Stockholder Notice complies with this Section 1.12 and otherwise meets the requirements of this Section 1.12, (c) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 1.12, and (d) whether the requirements of this Section 1.12 have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the corporation, its stockholders and all other parties.     Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law or otherwise determined by the Chairman of the meeting or the Board, if the stockholder (or a Qualified Representative of the stockholder, as defined in Section 1.12(m)) does not appear at the annual meeting of stockholders of the corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the corporation. This Section 1.12 shall be the exclusive method for stockholders to include nominees for director election in the corporation’s proxy materials.

(m)        For purposes of this Section 1.12, (a) the “Close of Business” shall mean 6:00 p.m. Central time at the principal executive offices of the corporation on any calendar day, whether or not the day is a business day, (b) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and (c) a “Qualified Representative” of a stockholder shall mean a person who is a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the corporation prior to the making of a nomination for director at a meeting of the stockholders by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

ARTICLE II.
BOARD OF DIRECTORS

2.01. Number. The number of directors constituting the whole Board of Directors shall be such number as shall be fixed from time to time by the affirmative vote of the whole Board but in no event shall the number be less than three. The number of directors at any time constituting the whole Board shall not be reduced so as to shorten the term of any director then in office. Directors shall be stockholders of the corporation.

2.02. Term of Office. Commencing with the 2005 annual meeting of the stockholders of the corporation, the pre-existing division of the Board of Directors into three classes shall be eliminated and all directors shall be elected at the 2005 annual meeting of stockholders and at each annual meeting of stockholders thereafter. The directors shall hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.03. Election and Tenure. Unless action is taken without a meeting under these Bylaws, in a non-contested election, directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. For purposes of this Bylaw, a "majority of the votes cast" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include votes "for" and "against" that director's election in each case and direction to withhold authority in each case, and exclude abstentions and broker non-votes with respect to that director's election.

In a contested election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. An election shall be considered contested if, as of the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to these Bylaws, there are more nominees than positions on the Board of Directors to be filled by election at the meeting. Each director shall hold office until the next annual meeting of stockholders or until such director's prior death, resignation or removal. A director may resign at any time by filing a written resignation with the Corporate Secretary of the corporation.
In the event that an incumbent director fails to receive a majority of the votes cast in a non-contested election, such director shall promptly tender his or her resignation to the Board of Directors. The Corporate Governance Committee of the Board of Directors (or other committee of the Board of Directors performing a similar function) shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Corporate Governance Committee's recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of certification of the results of the election. The director who has tendered his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee's or the Board of Directors' deliberations or decision with respect to the tendered resignation.

2.04. Removal. A director may be removed from office only by affirmative vote by a majority if for cause, or at least 80% if without cause, of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast, voting together as a class, in the election of directors.

2.05. Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the stockholders or the Board of Directors. If the directors remaining in office constitute fewer than a quorum of the Board, the directors may fill a vacancy by the affirmative vote of a majority of all directors remaining in office. The director filling the vacancy shall serve until the next annual meeting of stockholders.

2.06. Regular Meetings. Regular meetings of the Board of Directors and any committee thereof shall be held at such time and place, either within or without the State of Wisconsin, as may from time to time be fixed by the Board or such committee without other notice than the schedule prepared by the Corporate Secretary or the resolution or other action of the Board or committee establishing the time and place of such regular meetings.

2.07. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Board of Directors, the Executive Committee, the Chairman of the Board, the President, any committee designated by the Board with specific authority to do such or any two (2) directors. Special meetings of any committee may be called by or at the request of the foregoing persons or the chairman of the committee. The persons calling any special meeting of the Board of Directors or committee may fix any place, either within or without the State of

Wisconsin, as the place for holding any special meeting called by them, and if no other place is fixed the place of meeting shall be the principal business office of the corporation.

2.08. Meetings by Telephone or Other Communication Technology. (a) Any or all directors may participate in a regular or special meeting of the Board of Directors or in a committee meeting by, or conduct the meeting through the use of, telephone or any other means of communication by which either: (i) all participating directors may simultaneously hear each other during the meeting or (ii) all communication during the meeting is immediately transmitted to each participating director, and each participating director is able to immediately send messages to all other participating directors.

(b)    If a meeting will be conducted through the use of any means described in paragraph (a), all participating directors shall be informed that a meeting is taking place at which official business may be transacted. A director participating in a meeting by any means described in paragraph (a) is deemed to be present in person at the meeting.

2.09. Notice of Meetings. Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 2.06 of these Bylaws) shall be given by written notice delivered personally or mailed or given by telephone or telegram to each director at his business address or at such other address as such director shall have designated in writing filed with the Corporate Secretary, in each case not less than 6 hours prior thereto. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company; if by telephone, at the time the call is completed. Whenever any notice whatever is required to be given to any director of the corporation under the Articles of Incorporation, Bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

2.10. Quorum. Except as otherwise provided by the Wisconsin Business Corporation Law or these Bylaws, a majority of the number of directors as provided in or pursuant to Section 2.01 shall constitute a quorum of the Board of Directors, and a majority of the number of directors appointed to serve on a committee shall constitute a quorum of the committee. If at any meeting of the Board of Directors or any committee thereof there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.

2.11. Manner of Acting. The affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or any committee thereof unless the affirmative vote of a greater number is otherwise required by the Wisconsin Business Corporation Law, the Articles of Incorporation, the Bylaws or any provision of law.

2.12. Committees. The Board of Directors, by resolution adopted by the affirmative vote of a majority of all the directors then in office, may create one or more committees, each committee to consist of two (2) or more directors appointed by the Board of Directors to serve as members of the committee, which to the extent provided in the resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, may exercise the authority of the Board of Directors. Notwithstanding the foregoing, no committee may: (a) authorize distributions; (b) approve or propose to stockholders action that the Wisconsin Business Corporation Law requires be approved by stockholders; (c) fill vacancies on the Board of Directors or any of its committees, except that the Board of Directors may provide by resolution that any vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members; (d) amend the Articles of Incorporation; (e) adopt, amend or repeal Bylaws; (f) approve a plan of merger not requiring stockholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except within limits prescribed by the Board of Directors.

Unless otherwise provided by the Board of Directors, members of any committee shall serve at the pleasure of the Board of Directors. The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the Chairman of the Board or upon request by the chairperson of such meeting. Each such committee shall fix its own rules (consistent with the Wisconsin Business Corporation Law, the Articles of Incorporation and these Bylaws) governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request. Unless otherwise provided by the Board of Directors in creating a committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of authority.

The provisions of Section 2.09 shall also apply to notice and waiver of notice of meetings of any committee of the Board of Directors.

2.13. Compensation. The Board of Directors, by affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, may (a) establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, and the manner and time and payment thereof, (b) provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation, and (c) provide for reimbursement of reasonable expenses incurred in the performance of directors' duties.

2.14. Presumption of Assent. A director who is present and is announced as present at a meeting of the Board of Directors or a committee thereof at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (a) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting, or (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers his or her written notice of dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the corporation immediately after the adjournment of the meeting, or (d) the director dissents or abstains from an action taken, minutes of the meeting are prepared that fail to show the director's dissent or abstention and the director delivers to the corporation a written notice of that failure promptly after receiving the minutes. Such right to dissent or abstain shall not apply to a director who voted in favor of an action.

2.15. Director Unanimous Consent Without a Meeting. Any action required or permitted by the Articles of Incorporation, these Bylaws or any provision of law to be taken at a Board of Directors meeting or committee meeting may be taken without a meeting if the action is taken by all members of the Board or committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director and retained by the corporation. Action taken hereunder is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed hereunder has the effect of a unanimous vote taken at a meeting at which all directors or committee members were present, and may be described as such in any document.

ARTICLE III.
OFFICERS

3.01. Appointment. The officers of the corporation shall include a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Corporate Secretary, and a Controller. The Chief Executive Officer and the officers designated by the Board of Directors as “executive officers” for purposes of the Securities Exchange Act of 1934 shall be appointed by the Board of Directors. The Board of Directors shall also designate a Chief Operating Officer and a Chief Financial Officer. Such other officers and assistant officers as may be deemed necessary may be appointed by the Board of Directors or the Chief Executive Officer. Any two or more offices may be held by the same person.

3.02. Resignation and Removal. An officer shall hold office until he or she resigns, dies, is removed hereunder, or a different person is appointed to the office. An officer may resign at any time by delivering an appropriate written notice to the corporation. The resignation is effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date. Any officer may be removed from office by the affirmative vote of a majority of the whole Board of Directors and, unless restricted by the Board of Directors, any officer or assistant officer appointed by the Chief Executive Officer may be removed by the Chief Executive Officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the person removed. Except as provided in the preceding sentence, the resignation or removal is subject to any remedies provided by any contract between the officer and the corporation or otherwise provided by law. Appointment shall not of itself create contract rights.

3.03. Vacancies. A vacancy in any office because of death, resignation, removal or otherwise, may be filled by the Board of Directors or the Chief Executive Officer, as appropriate. The Board of Directors or the Chief Executive Officer, as appropriate, may, from time to time, omit to appoint one or more officers or may omit to fill a vacancy, and in such case, the designated duties of such officer, unless otherwise provided in these Bylaws, shall be discharged by the Chief Executive Officer or such other officers as he or she may designate.

3.04. Powers and Duties. Subject to such limitations as the Board of Directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as described below, as well as such powers and duties as from time to time may be conferred by the Chief Executive Officer or the Board of Directors.

Chief Executive Officer

The Chief Executive Officer shall:

•	subject to the control of the Board of Directors, in general, manage, supervise, and control all of the business, property and affairs of the corporation;

•
have authority to appoint officers and assistant officers of the corporation, subject to any limitations that the Board of Directors may from time to time prescribe; it being understood that the Board of Directors continues to reserve its right to also appoint officers and assistant officers and exclusive right to appoint officers designated as “executive officers” for purposes of the Securities Exchange Act of 1934, as provided in Section 3.01;

•
have authority to confer powers and duties to other officers and assistant officers, including the authority to assign to the other officers the authority for the management and control of the business and affairs of the corporation, subject to any limitations as the Board of Directors may from time to time prescribe;

•	have all powers and duties of supervision and management usually vested in the general manager of a corporation, including the supervision and direction of all other officers of the corporation;

•
have authority to appoint agents and employees of the corporation to hold office at the discretion of the Chief Executive Officer; prescribe their powers, duties and compensation, and delegate authority to them;

•
have the authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or directed by the Board of Directors, the Chief Executive Officer may authorize any other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her stead; and

•	perform all other duties incident to the office of Chief Executive Officer and any other duties as may be prescribed by the Board of Directors.

President

The President shall:

•	be the Chief Operating Officer of the corporation, unless otherwise designated by the Board of Directors;

•	subject to the control of the Chief Executive Officer, direct certain operating functions; and

•	perform the duties incident to the office of President and any other duties as may be prescribed by the Chief Executive Officer or the Board of Directors.

In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Chief Executive Officer to act personally, the powers and duties of the Chief Executive Officer shall for the time being devolve upon and be exercised by the President, unless otherwise ordered by the Board of Directors of the corporation.

Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents)

The Vice Presidents shall:

•	perform such duties and have such authority as from time to time may be delegated or assigned to them by the Chief Executive Officer, President or the Board of Directors; and

•	to the extent not so delegated or assigned, they have such duties and authority as generally pertain to their office.

In case of the absence of the President or in the event of the President’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the President to act personally, the powers and duties of the President for the time being devolve upon and be exercised by a Vice President (or, in the event there be more than one Vice President, the Vice Presidents in the order designated by the Chief Executive Officer, or in the absence of any designation, then in the order of their appointment, unless otherwise ordered by the Board of Directors of the corporation).

Chief Financial Officer

The Chief Financial Officer shall:

•	subject to the control of the Board of Directors and the Chief Executive Officer, in general, manage, supervise, and control all of the financial affairs of the corporation;

•	have responsibility over the office of the Treasurer and the Controller;

•	designate agents and employees of the corporation to (a) have charge and custody and be responsible for all funds and securities of the corporation, (b) receive, disburse and invest funds of the corporation, (c) negotiate and borrow short-term unsecured funds and to issue and sell commercial paper and other types of short-term unsecured indebtedness and (d) establish depository and checking accounts at banks or other financial institutions for various corporate purposes and act as signatories for such accounts; and

•
in general perform all other duties incident to the office of the Chief Financial Officer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Vice President in charge, if any, or the Board of Directors.

Treasurer

The Treasurer, subject to the control of the Chief Financial Officer, shall:

•	have charge and custody of and be responsible for all funds and securities of the corporation;

•	receive, disburse and invest funds of the corporation, and keep proper records thereof;

•	negotiate and borrow short-term unsecured funds and issue and sell commercial paper and other types of short-term unsecured indebtedness;

•
establish depository and checking accounts at banks or other financial institutions for various corporate purposes; it being understood that the Treasurer is hereby authorized to take any action to administer these accounts, including acting as a signatory with respect to such accounts; and

•
in general perform all other duties incident to the office of the Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Chief Financial Officer, Vice President in charge, if any, or the Board of Directors.

In the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Chief Financial Officer to act personally, the powers and duties of the Chief Financial Officer shall for the time being devolve upon and be exercised by the Treasurer, unless otherwise ordered by the Board of Directors of the corporation.

In the absence of the Treasurer or in the event of the Treasurer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Treasurer to act personally, the powers and duties of the Treasurer shall for the time being devolve upon and be exercised by the Assistant Treasurer, unless otherwise ordered by the Board of Directors of the corporation.

Corporate Secretary

The Corporate Secretary shall:

•	keep (or cause to be kept) the minutes of the meetings of the stockholders and of the Board of Directors and its committees as permanent records;

•	see that all notices are duly given in accordance with the provisions of these Bylaws, or as required by law;

•
be custodian of the corporate records and of the corporate seal and see that the corporate seal is affixed to all documents, the execution of which on behalf of the corporation under its seal is duly authorized;

•	keep or arrange for the keeping of a register of the post office address of each stockholder, which shall be furnished to the Corporate Secretary by such stockholder;

•	sign, in accordance with provisions of these Bylaws, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;

•	have general charge of the stock transfer books of the Corporation; and

•
perform all other duties incident to the office of Corporate Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Vice President in charge, if any, or the Board of Directors.

In the absence of the Corporate Secretary or in the event of the Corporate Secretary’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Corporate Secretary to act personally, the powers and duties of the Corporate Secretary shall for the time being devolve upon and be exercised by the Assistant Corporate Secretary, unless otherwise ordered by the Board of Directors of the corporation.

Controller

The Controller shall:

•	be the principal accounting officer of the corporation, unless otherwise designated by the Board of Directors;

•	maintain proper audit control over the operations of the corporation and be generally responsible for the accounting system employed by the corporation;

•	direct the budgetary control, general accounting, cost accounting and statistical activities of the corporation;

•	supervise activities in connection with credits and collections, taxes and physical inventories;

•
prepare and furnish reports and statements showing the financial condition of the corporation as shall be required by the Board of Directors, Chairman of the Board, Chief Executive Officer or Chief Financial Officer; and

•
in general perform all other duties incident to the office of the Controller and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Chief Financial Officer, Vice President in charge, if any, or the Board of Directors.

3.05. Chairman of the Board. The Board of Directors shall from time to time elect or appoint from its members a Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors, and perform all other duties incident to the office of Chairman of the Board and any other duties as may be prescribed by the Board of Directors.

3.06. Execution of Instruments. The execution of any instrument of the corporation by any officer or assistant officer shall be conclusive evidence, as to third parties, of his or her authority to act on behalf of the corporation.

ARTICLE IV.
CERTIFICATES FOR SHARES AND THEIR TRANSFER

4.01. Stock Certificates and Facsimile Signatures. The certificates for shares of stock of the corporation shall be signed either manually or by facsimile signature by the Chief Executive Officer, the President or a Vice President, and by the Corporate Secretary or an Assistant Corporate Secretary of the corporation, or any other officer or officers that the Board of Directors designates, and may be sealed with the seal of the corporation.

The certificates for shares shall be countersigned and registered either manually or by facsimile signature in such manner, if any, as the Board of Directors may from time to time prescribe. The transfer agent and the registrar may, but need not be, the same person or agency. In the event that the corporation or its agent is acting in the dual capacity of transfer agent and registrar, a single manual or facsimile signature may be used.

In case any such person acting as an officer, transfer agent or registrar, who has signed, or whose facsimile signature has been placed upon such certificate, shall have ceased to be such officer, transfer agent or registrar, before such certificate is issued, it may be used by the corporation with the same effect as if such person had not ceased to be such at the date of its issue.

4.02. Transfer of Stock. The shares of stock of the corporation shall be transferable on the books of the corporation upon request by the holders thereof or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares of the same class and series of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature as the corporation or its agents may reasonably require.

Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and powers of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

4.03. Lost, Destroyed or Stolen Certificates. Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, (b) files with the corporation a sufficient indemnity bond and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.
4.04. Shares Without Certificates. The Board of Directors may authorize the issuance of any shares of any of its classes or series without certificates. The authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the stockholder a written statement that includes (1) all of the information required on share certificates and (2) any transfer restrictions applicable to the shares.

ARTICLE V.
INDEMNIFICATION

5.01. Mandatory Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person who is or was a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such legal proceeding.

5.02. Certain Definitions. As used in this Article V, (a) "indemnify" includes the advancement of expenses upon receipt of an undertaking to repay upon specified conditions, (b) "fullest extent permitted by law" means the fullest extent to which indemnity may lawfully be provided by, pursuant to or consistently with, the provisions of subsections (1) and (2) of Section 180.05 of the Wisconsin Statutes (or any successor provision), a bylaw under subsection (6) of that Section (or any successor provision) or any other applicable law, whether statutory or otherwise, (c) "person" includes the person's heirs, executors and administrators, (d) "legal proceeding" means any threatened, pending or completed action, suit or proceeding, whether or not by or in right of the corporation, (e) "other enterprise" includes any corporation, partnership, joint venture, trust, dividend reinvestment plan, stock purchase plan, employee benefit plan or other plan or entity, (f) "expenses" include expenses in the enforcement of rights under this Bylaw and any excise taxes assessed with respect to an employee benefit plan and (g) in respect of any of such plans, (i) "serving at the request of the corporation as a director or officer" includes serving at the request of the corporation in any capacity that involves services or duties with respect to the plan or its participants or beneficiaries and (ii) action reasonably believed to be in the interest of such participants or beneficiaries shall be deemed reasonably believed to be in, or not opposed to, the best interests of the corporation.

5.03. Legal Enforceability. The rights provided to any person by the terms of this Article V shall be legally enforceable against the corporation by such person, who shall be presumed to have relied on the provisions of this Article V in undertaking or continuing any of the positions with the corporation or other enterprise referred to in Section 5.01.

5.04. Limitation on Modification or Termination. No modification or termination of this Article V shall be effected which would impair any rights hereunder arising at any time out of events occurring prior to such modification or termination.

5.05. Non‑Exclusive Bylaw. This Article V is not intended be to exclusive and accordingly shall not be construed as impairing in any way the power and authority of the corporation, to the extent legally permissible without regard to this Article V, in its discretion to indemnify or agree to indemnify, or to purchase insurance indemnifying, any employee, agent or other person.

ARTICLE VI.
OTHER INDEMNIFICATION PROVISIONS

6.01. Indemnification for Successful Defense. Within twenty (20) days after receipt of a written request pursuant to Section 6.03, the corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

6.02. Other Indemnification. (a) In cases not included under Section 6.01, the corporation shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

(1)    A willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest.

(2)    A violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.

(3)    A transaction from which the director or officer derived an improper personal profit.

(4)    Willful misconduct.

(b)    Determination of whether indemnification is required under this Section or Article V shall be made pursuant to Section 6.05.

(c)    The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this Section.

6.03. Written Request. A director or officer who seeks indemnification under Article V or Sections 6.01 or 6.02 shall make a written request to the corporation.
6.04. Nonduplication. The corporation shall not indemnify a director or officer under Sections 6.01 or 6.02 if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding. However, the director or officer has no duty to look to any other person for indemnification.

6.05. Determination of Right to Indemnification. (a) Unless otherwise provided by the Articles of Incorporation or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under Article V or Section 6.02 shall select one of the following means for determining his or her right to indemnification:

(1)    By a majority vote of a quorum of the Board of Directors consisting of directors not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors and consisting solely of two (2) or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

(2)    By independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full Board of Directors, including directors who are parties to the same or related proceedings.

(3)    By a panel of three (3) arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the two (2) arbitrators previously selected.

(4)    By an affirmative vote of shares represented at a meeting of stockholders at which a quorum of the voting group entitled to vote thereon is present. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.

(5)    By a court under Section 6.08.

(6)    By any other method provided for in any additional right to indemnification.

(b)    In any determination under (a), the burden of proof is on the corporation to prove by clear and convincing evidence that indemnification under Article V or Section 6.02 should not be allowed.

(c)    A written determination as to a director's or officer's indemnification under Article V or Section 6.02 shall be submitted to both the corporation and the director or officer within 60 days of the selection made under (a).

(d)    If it is determined that indemnification is required under Article V or Section 6.02, the corporation shall pay all liabilities and expenses not prohibited by Section 6.04 within ten (10) days after receipt of the written determination under (c). The corporation shall also pay all expenses incurred by the director or officer in the determination process under (a).

6.06. Advance of Expenses. Within ten (10) days after receipt of a written request by a director or officer who is a party to a proceeding, the corporation shall pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

(1)    A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.

(2)    A written undertaking, executed personally or on his or her behalf, to repay the allowance to the extent that it is ultimately determined under Section 6.05 that indemnification under Article V or Section 6.02 is not required and that indemnification is not ordered by a court under Section 6.08(b)(2). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.

6.07. Limitations on Indemnification. (a) Regardless of the existence or rights under these Bylaws and additional rights to indemnification under any agreement with the corporation, the corporation shall not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses, unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty he or she owes to the corporation which constitutes conduct under Section 6.02(a)(1), (2), (3) or (4). A director or officer who is a party to the same or related proceedings for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.

(b) Sections 6.01 to 6.12 do not affect the corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances.

(1)    As a witness in a proceeding to which he or she is not a party.

(2)    As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.

6.08. Court‑Ordered Indemnification. (a) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under Section 6.05(a)(5) or for review by the court of an adverse determination under Section 6.05(a) (1), (2), (3), (4) or (6). After receipt of an application, the court shall give any notice it considers necessary.

(b)    The court shall order indemnification if it determines any of the following:

(1)    That the director or officer is entitled to indemnification under Article V or Sections 6.01 or 6.02.

(2)    That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under Article V or Section 6.02.

(c)    If the court determines under (b) that the director or officer is entitled to indemnification, the corporation shall pay the director's or officer's expenses incurred to obtain the court‑ordered indemnification.

6.09. Indemnification and Allowance of Expenses of Employees and Agents. The corporation shall indemnify an employee of the corporation who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the Articles of Incorporation or these Bylaws, by general or specific action of the Board of Directors or by contract.

6.10. Insurance. The corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under Article V or Sections 6.01, 6.02, 6.06, 6.07 and 6.09.

6.11. Securities Law Claims. (a) Pursuant to the public policy of the State of Wisconsin, the corporation shall provide indemnification and allowance of expenses and may insure for any liability incurred in connection with a proceeding involving securities regulation described under (b) to the extent required or permitted under Article V or Sections 6.01 to 6.10.

(b)    Article V and Sections 6.01 to 6.10 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisers.

6.12. Liberal Construction. In order for the corporation to obtain and retain qualified directors, officers and employees, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of directors, officers and, where Section 6.09 of these Bylaws applies, employees. The indemnification above provided for shall be granted in all applicable cases unless to do so would clearly contravene law, controlling precedent or public policy.

ARTICLE VII.
CONTRACTS, CHECKS, NOTES, BONDS, ETC.

7.01. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any document or instrument, whether of conveyance or otherwise, in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances.

7.02. Checks, Drafts, Etc. All checks and drafts on the corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed or, in the case of wire transfers, shall be authorized by such officer or officers, employee or employees or agent or agents as shall be thereunto authorized from time to time by the Board of Directors; provided that checks drawn on the corporation's bank accounts may bear the facsimile signature of such officer or officers, employee or employees, or agent or agents as the Board of Directors shall authorize; and provided further that in the case of notes, bonds or debentures issued under a trust instrument of the corporation and required to be signed by two officers of the corporation, the signatures of either or both of such officers may be in facsimile if specifically authorized and directed by the Board of Directors of the corporation and if such notes, bonds or debentures are required to be authenticated by a corporate trustee which is a party to the trust instrument. In case any such officer who has signed or whose facsimile signature has been placed upon such instrument shall have ceased to be such officer before such instrument is issued, it may be issued by the corporation with the same effect as if such officer had not ceased to be such at the date of its issue.

ARTICLE VIII.
FISCAL YEAR

The fiscal year of the corporation shall begin on the first day of January in each year and shall end on the thirty‑first day of December following.

ARTICLE IX.
CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the corporation and the words "Corporate Seal, June 26, 1981."
ARTICLE X.
EFFECT OF HEADINGS

The descriptive headings and references to Articles and Sections in these Bylaws were formulated, used and inserted herein for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

ARTICLE XI.
AMENDMENTS

11.01. By Stockholders. These Bylaws may be amended or repealed and new Bylaws may be adopted by the stockholders by the vote provided in Section 1.06 of these Bylaws except as specifically provided below or in the Articles of Incorporation. If authorized by the Articles of Incorporation, the stockholders may adopt or amend a Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law. The adoption or amendment of a Bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for stockholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect.

11.02. By Directors. Except as the Articles of Incorporation may otherwise provide, these Bylaws may also be amended or repealed and new Bylaws may be adopted by the Board of Directors by the vote provided in Sections 2.10 and 2.11, but (a) no Bylaw adopted by the stockholders shall be amended, repealed or readopted by the Board of Directors if such Bylaw provides that it may not be amended, repealed or readopted by the Board of Directors and (b) a Bylaw adopted or amended by the stockholders that fixes a greater or lower quorum requirement or a greater voting requirement for the Board of Directors than otherwise is provided in the Wisconsin Business Corporation Law may not be amended or repealed by the Board of Directors unless the Bylaw expressly provides that it may be amended or repealed by a specified vote of the Board of Directors. Action by the Board of Directors to adopt or amend a Bylaw that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, unless a different voting requirement is specified as provided by the preceding sentence. A Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law may not be adopted, amended or repealed by the Board of Directors.

11.03. Implied Amendments. Any action taken or authorized by the stockholders or by the Board of Directors, which would be inconsistent with the Bylaws then in effect but is taken or authorized by a vote that would be sufficient to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

11.04. Vote Required for Certain Amendments. Notwithstanding anything in these Bylaws to the contrary, the provisions of Section 1.09, Sections 2.01, 2.02, 2.04, and 2.09, Article V and this Section 11.04, may be amended only by the affirmative vote of at least 80% of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock, voting together as a class, are entitled to cast in an election of directors.